    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1998
                                                     REGISTRATION NO. 333-
________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CENTURY COMMUNICATIONS CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                NEW JERSEY                                50 LOCUST AVENUE                    06-1158179
       (STATE OR OTHER JURISDICTION                 NEW CANAAN, CONNECTICUT 06840          (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)                     (203) 972-2000                 IDENTIFICATION NUMBER)
                                             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                                                    NUMBER, INCLUDING AREA CODE,
                                                 OF REGISTRANT'S PRINCIPAL EXECUTIVE
                                                              OFFICES)


                            ------------------------

                              BERNARD P. GALLAGHER
                          CENTURY COMMUNICATIONS CORP.
                                50 LOCUST AVENUE
                         NEW CANAAN, CONNECTICUT 06840
                                 (203) 972-2000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            DAVID Z. ROSENSWEIG                     DAVID F. KROENLEIN                      VINCENT PAGANO, JR.
          LEAVY ROSENSWEIG & HYMAN          WHITMAN BREED ABBOTT & MORGAN LLP            SIMPSON THACHER & BARTLETT
            11 EAST 44TH STREET                      200 PARK AVENUE                        425 LEXINGTON AVENUE
          NEW YORK, NEW YORK 10017               NEW YORK, NEW YORK 10166                 NEW YORK, NEW YORK 10017
               (212) 983-0400                         (212) 351-3000                           (212) 455-2000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED           PROPOSED
                    TITLE OF EACH CLASS                            AMOUNT            MAXIMUM             MAXIMUM
                       OF SECURITIES                                TO BE         OFFERING PRICE        AGGREGATE
                      TO BE REGISTERED                           REGISTERED        PER UNIT(1)      OFFERING PRICE(1)
Senior Debt Securities, Senior Subordinated Debt Securities
  and Subordinated Debt Securities (collectively the 'Debt
  Securities')..............................................   $ 500,000,000(2)         100%          $ 500,000,000
Class A Common Stock, par value $.01 per share..............         (3)                --                 --

                    TITLE OF EACH CLASS
                       OF SECURITIES                             AMOUNT OF
                      TO BE REGISTERED                        REGISTRATION FEE
Senior Debt Securities, Senior Subordinated Debt Securities
  and Subordinated Debt Securities (collectively the 'Debt
  Securities')..............................................      $147,500
Class A Common Stock, par value $.01 per share..............         --

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
(2) If any Debt Securities are to be issued at an original issue discount, such greater amount as shall result in an aggregate initial offering price of not more than $500,000,000.
(3) Such presently indeterminate number of shares of Class A Common Stock as may be issuable from time to time upon conversion of the Debt Securities being registered hereunder.
                            ------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                            ------------------------

                       STATEMENT PURSUANT TO RULE 429(b)
     Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which forms a part of this Registration Statement includes all the information currently required in the Prospectus relating to Debt Securities covered by registration statement No. 333-24617 of the registrant that became effective on July 15, 1997, and Shares of Class A Common Stock which may be issuable upon conversion thereof.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED JANUARY 7, 1998

PROSPECTUS

[LOGO]

                                 CENTURY
                                 COMMUNICATIONS
                                 CORP.

                  SENIOR DEBT SECURITIES, SENIOR SUBORDINATED
                DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     Century Communications Corp. (the 'Company') from time to time may offer up to $577,000,000 aggregate principal amount of debentures, notes and/or other unsecured evidences of indebtedness consisting of senior debt securities ('Senior Debt Securities'), senior subordinated debt securities ('Senior Subordinated Debt Securities') and subordinated debt securities ('Subordinated Debt Securities') (collectively, the 'Debt Securities'). The Debt Securities may be issued as convertible Debt Securities which, unless previously redeemed or otherwise purchased, will be convertible at any time during the specified conversion period into shares of the Company's Class A Common Stock, par value $.01 per share (the 'Class A Common Stock'). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to other purchasers or through agents. See 'Plan of Distribution.'

     Certain terms of the Debt Securities in respect of which this Prospectus is being delivered (the 'Offered Debt Securities'), including, where applicable, the specific designation (including whether senior, senior subordinated or subordinated and whether convertible), aggregate principal amount, denominations, maturity or the method of determination thereof, interest rate (which may be fixed or variable) and time of payment of interest, initial conversion rate and terms relating to the adjustment thereof that are in addition to or different from those described herein, the period during which any convertible Debt Securities may be converted, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments, the initial public offering price, any listing or proposed listing on a securities exchange, the names of any underwriters or agents and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Offered Debt Securities are set forth in the accompanying Prospectus Supplement ('Prospectus Supplement').

                            ------------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS              , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') two registration statements on Form S-3 (together with all amendments and exhibits, referred to as the 'Registration Statements') under the Securities Act of 1933, as amended (the 'Securities Act'), with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Debt Securities, the Class A Common Stock and the Company, reference is made to the Registration Statements.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. The Company's Class A Common Stock is listed on The Nasdaq Stock Market and the Company therefore also files reports, proxy and information statements and other information with the National Association of Securities Dealers, Inc. ('NASD'). The above material can be inspected at the Nasdaq Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: the Annual Report on Form 10-K for the fiscal year ended May 31, 1997, the Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1997 and the Current Report on Form 8-K filed on December 10, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to Scott N. Schneider, Chief Financial Officer, Senior Vice President and Treasurer, Century Communications Corp., 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's telephone number is (203) 972-2000.

                                  RISK FACTORS

     Before purchasing the Debt Securities, a prospective investor should consider, among other things, the following factors. This Prospectus contains forward-looking statements that involve risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause the Company's performance and the other matters discussed in the forward-looking statements to differ significantly from that discussed in the forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed as risk factors below and other factors discussed elsewhere in this Prospectus. The Company assumes no obligation to update its forward-looking statements or to advise of changes in the assumptions and factors on which they are based.

NET LOSSES; STOCKHOLDERS' DEFICIENCY

     The Company has reported net losses of $141,875,000, $102,117,000, $82,625,000, $24,568,000 and $61,212,000 for the fiscal years ended May 31,
1997, 1996 and 1995, and the three months ended August 31, 1997 and 1996, respectively. The Company expects net losses to continue for the foreseeable future, at least until such time as the operations of its cable television systems and wireless telephone systems can generate sufficient earnings to offset the charges, including depreciation and amortization and interest expense, incurred in connection with such operations and its investments in plant associated with rebuilds and extensions of its cable television systems and expansion of the wireless telephone system infrastructure.

     Reflecting net losses in prior periods, the common stockholders' deficiency as stated on the Company's unaudited consolidated balance sheet at August 31, 1997 was $630,098,000. The Company's assets, including its cable television franchises and wireless telephone licenses, are recorded on its balance sheet at historical cost. The Company believes that the current fair value of such assets is significantly in excess of their historical cost.

LEVERAGE; CAPITAL REQUIREMENTS

     In recent years, the Company and its subsidiaries have incurred substantial indebtedness in connection with the acquisition, construction and start-up expenses of wireless telephone systems as well as the acquisition, upgrade and extension of cable television systems. At August 31, 1997, the Company and its subsidiaries had long-term debt (exclusive of current maturities of $14,371,000) of $2,232,380,000, including indebtedness under five credit agreements executed by subsidiaries of the Company and various banks (the 'Credit Agreements') and under a note agreement executed by a subsidiary of the Company in December 1992 (the 'Note Agreement'). At August 31, 1997, Centennial Cellular Corp., the Company's approximately 33% owned subsidiary ('Centennial Cellular'), had an aggregate of $449,500,000 outstanding principal amount of debt securities.

     The cable television and wireless telephone businesses are capital intensive. While cash generated from operations is expected to fund an increasing portion of the working capital requirements, capital expenditures and debt service obligations of the Company and its subsidiaries, the Company will require additional funds from bank borrowings and other sources. In the past, the Company has funded the principal obligations on its long-term debt by refinancing the principal with expanded bank lines of credit. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future. The Company has met and believes, based on current market conditions, that it will continue to meet its cash obligations with internally-generated cash from operations, along with third party financing, primarily bank borrowings and the issuance of debt securities to the public, and anticipates that its cable television operations will continue to meet the debt service obligations under debt instruments applicable to the cable television operations. Principal payments are due under the Company's cable operations' and Centennial Cellular's debt instruments beginning in the fiscal year ending May 31, 2000, except for principal obligations of approximately $20,000,000 which are due in the fiscal year ending May 31, 1999 by a joint venture which has cable operations, for which such joint venture currently has adequate reserves. The Company will need to refinance certain of such obligations on or before such time and believes, based on current market conditions, that it will be able to do so. However, there can be no assurance that the Company will be successful in any such refinancing or that the terms of any such financing will be favorable to the Company. The indentures for the Company's outstanding issues of publicly-held debt (the 'Indentures') impose certain restrictions on the incurrence of additional indebtedness. See 'Restrictive Covenants; Consequences of Default' below.

     For the fiscal year ended May 31, 1997 and the three months ended August 31, 1997, earnings were less than fixed charges by $188,004,000 and $29,326,000, respectively. See 'Ratio of Earnings to Fixed Charges.' Such amount reflects non-cash charges totaling $266,628,000 and $68,313,000, respectively, consisting of depreciation and amortization and subsidiary preferred stock dividends.

RESTRICTIVE COVENANTS; CONSEQUENCES OF DEFAULT

     The Credit Agreements limit the ability of certain subsidiaries of the Company to incur additional indebtedness, including intercompany indebtedness, or liens, to pay dividends to the Company and require that certain operating and financial tests be met, including the maintenance of the ratio of earnings before interest, depreciation and taxes (as defined in the Credit Agreements, 'EBIDT') to debt service for the Total Debt (as defined therein) of such subsidiaries, the ratio of Total Debt to EBIDT and the ratio of EBIDT to interest expense for the Total Debt of such subsidiaries at certain prescribed levels. Each of these requirements is currently being met. The Note Agreement imposes similar restrictions and requirements, including the maintenance of the ratio of Indebtedness to Operating Cash Flow (each as defined in the Note Agreement) at 4.50 to 1.00 and the ratio of Operating Cash Flow to Adjusted Debt Service (each as defined in the Note Agreement) at not less than 1.35 to 1.00, with which the Company is presently in compliance. The Indentures also contain various covenants including, but not limited to, the following: (i) restrictions on mergers, sales and consolidations, (ii) restrictions on dividends, redemptions or repurchase of the Company's capital stock or the capital stock of any of its affiliates, (iii) limitations on transactions with, or investments in, affiliates, (iv) restrictions on the ability to make loans to, or act as guarantor for, certain of its subsidiaries and affiliates, which presently consist of those subsidiaries and affiliates engaged in the wireless telephone and related businesses, and (v) the maintenance of various financial ratios. The Company is presently in compliance with each of the foregoing; however, the ability of the Company and its subsidiaries to comply with such provisions may be affected by events beyond their control.

     In the event of a default under the agreements pursuant to which the outstanding debt securities of the Company and its subsidiaries are issued, the holders of such debt or the trustee acting on their behalf could elect to declare all of such debt securities, together with accrued interest, to be due and payable. Under certain of such agreements, the creditors would also have other remedies available, including foreclosure on the capital stock of the Company's subsidiaries which is pledged to secure such debt. In addition, in the event of a default under the Indentures, the Company would be prohibited from making any payments on any Senior Subordinated Debt Securities or Subordinated Debt Securities until all debt senior thereto was paid in full. There can be no assurance that the assets of the Company would be sufficient to repay all such senior debt and any Senior Subordinated Debt Securities and Subordinated Debt Securities then outstanding.

     Management believes that the Company is not presently at risk of noncompliance with any of the covenants described above. However, there can be no assurance that this will continue to be the case.

CONTROL BY CERTAIN STOCKHOLDERS

     The ownership interest in the Company of Leonard Tow and certain trusts for the benefit of members of his family (the 'Tow Trusts'), constituting approximately 89.95% of the combined voting power of both the Class A Common Stock and the Class B Common Stock of the Company at January 5, 1998, gives them the power to elect all but one member of the Board of Directors of the Company and to control the vote on all other matters submitted to a vote of the Company's stockholders. See 'Description of Capital Stock -- Common
Stock -- Voting Rights.'

     Under certain of the Credit Agreements, an event of default occurs if Leonard Tow and/or members of his immediate family or the Tow Trusts cease to own, in the aggregate, stock of the

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

Company having at least a majority of the combined voting power of both classes of Common Stock of the Company.

RECOVERY OF AUSTRALIAN INVESTMENT

     Since fiscal 1994, the Company has invested, through a wholly-owned subsidiary, approximately $149,000,000 in the Australian Pay TV industry, including approximately $126,000,000 in East Coast Pay Television Pty Limited, an Australian company ('ECT'). ECT has certain distribution, infrastructure utilization and franchise agreements with Australis Media Limited ('Australis'), another pay television company in Australia. As of the first quarter of fiscal 1998, the Company had written down $50,000,000 of its Australian investment. Additionally, in light of recent announcements by Australis relating to Australis' deteriorating financial condition and Australis' aborted business combination with Foxtel (a competitive pay television provider in Australia), ECT will write down the remaining net book value of certain of its intangible assets during the three months ended November 30, 1997. As a result, the Company recently determined to reflect a writedown of approximately $17,000,000 in its consolidated financial statements relating to these intangible assets.

     The Company is pursuing a strategy to sell its investments in its Australian interests and has retained an investment banker with respect thereto. Once the Company has developed its formal plan for disposition, including the means to complete that plan and the period expected to be required for completion of the disposition, the Company anticipates accounting for its Australian operations as discontinued operations.

     The Company is currently unable to predict the ultimate resolution of these matters. At August 31, 1997, the remaining net book value of its investments in the various aspects of the Australian pay television industry, after giving effect to the aforementioned $50,000,000 write-down of Australian assets and the Company's percentage of cumulative losses in respect of such investments, aggregated approximately $18,000,000.

FOREIGN CURRENCY EXCHANGE RATE RISKS: HEDGING

     The Company's monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the Company's Australian subsidiaries have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

     In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. In general, exchange rate risk to the Company's commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to the Company of these notes payable and notes receivable and debt linked to the U.S. dollar have and will continue to impact its reported earnings.

STOCK REPURCHASE

     In October 1992, the Company's Board of Directors authorized the repurchase of up to 2,000,000 shares of its Class A Common Stock in the open market and in privately negotiated transactions, depending on prevailing market conditions. During August 1997, the Company announced that its Board of Directors authorized the repurchase in the open market and in privately negotiated transactions, from time to time, of up to 5,000,000 additional shares of Class A Common Stock, depending on prevailing market conditions. The Company purchased 171,500 shares of its Class A Common Stock in the open market for a purchase price of $660,000 during the fourth quarter of fiscal 1997. During the three months ended August 31, 1997, the Company purchased 736,000 additional shares of Class A Common Stock in the open market for an aggregate purchase price of $3,990,000. Subsequent to August 31, 1997, the Company purchased an aggregate of 1,223,500 shares of Class A Common Stock in the open market for an aggregate purchase price of $8,161,188. These shares purchased in fiscal 1997 and 1998 have been accounted for as treasury shares during the respective fiscal years. As of January 5, 1998, the Company is authorized to repurchase 4,869,000 additional shares of Class A Common Stock after giving effect to the shares repurchased to date.

RISK ASSOCIATED WITH YEAR 2000

     The Company is currently in the process of evaluating its computer software and data bases to determine whether modifications will be required to prevent problems related to the Year 2000, including its billing and collection activities. These problems, which have been widely reported in the media, could cause malfunctions in certain software and data bases with respect to dates on or about 2000. Most of the Company's customer related computer systems and data bases are managed by third parties under contractual arrangements. The Company has requested that such third parties advise the Company as to whether or not they anticipate any difficulties for clients in addressing Year 2000 problems and, if so, whether or not the Company would be adversely affected by any of such problems. Until such time as its service providers respond to the Company, the impact of Year 2000 on the Company's future operations and financial condition cannot be assessed. The Company will continue to monitor Year 2000 and will work with its service providers to remedy problems that arise.

REGULATION

     The Telecommunications Act of 1996 (the '1996 Act') alters federal, state and local laws and regulations regarding telecommunications providers and services, including the cable television industry. The 1996 Act deregulates (except for basic services) cable service rates over a three-year period. Implementing regulations of the 1996 Act are currently being written. The effect that the 1996 Act will have on the Company's cable television business cannot be determined at this time.

                                  THE COMPANY

     The Company was incorporated in New Jersey on December 5, 1985 as the holding company for a corporation of the same name incorporated in Texas on June 12, 1973 ('Century-Texas'). The Company is engaged primarily in the ownership and operation of cable television systems and wireless telephone systems.

     At August 31, 1997, the Company owned and operated 70 cable television systems in 25 states and Puerto Rico. At that date, the Company's cable systems passed approximately 2,252,000 homes and served a total of approximately 1,268,000 primary basic subscribers. Certain of the Company's cable systems are owned 50% by the Company and 50% by unaffiliated entities. At August 31, 1997, these systems passed approximately 552,000 homes and served approximately 280,000 primary basic subscribers.

     On December 10, 1997, the Company and TCI Communications, Inc. ('TCI') signed a letter of intent to form a strategic partnership that would combine multiple cable systems in Southern California. TCI would contribute to the partnership cable systems serving approximately 245,000 subscribers and the Company would contribute cable systems serving approximately 500,000 subscribers. The Company would manage the newly combined markets and own approximately 75% of the partnership while TCI would own approximately 25% of the partnership. The Company and TCI have also agreed to the exchange of certain of the Company's cable systems serving approximately 90,000 subscribers in Northern California for certain of TCI's cable systems serving approximately 90,000 subscribers in Southern California (which subscribers are included in the 500,000 subscribers described above). These transactions are subject to the approval of the Company's and TCI's Boards of Directors, the signing of definitive agreements and to all appropriate regulatory approvals and other consents.

     The Company has an approximate 33% common stock interest and, through ownership of a class of Common Stock which has disproportionate votes per share (15 votes per share), an approximate 74% voting interest in Centennial Cellular Corp. ('Centennial Cellular'). As a result, the accounts of

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

Centennial Cellular are included in the consolidated financial statements of the Company. The Company also provides management services to Centennial Cellular. The market value of this interest, based solely on the equivalent number of publicly-traded shares of Class A Common Stock of Centennial Cellular, was approximately $178,727,972 on January 5, 1998. Centennial Cellular is engaged in the ownership and operation of wireless telephone systems, primarily in four geographic areas in the United States and Puerto Rico. Since August 1988, Centennial Cellular has acquired cellular licenses for 29 wireless telephone markets which it owns and manages. In addition, on March 13, 1995, Centennial Cellular successfully bid for one of two licenses to provide personal communications services ('PCS') in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Centennial Cellular currently provides wireless PCS and competitive local exchange services, and plans to provide alternative access services, in Puerto Rico.

     The Company has interests in businesses in the developing pay television industry in Australia. The Company is pursuing a strategy to sell its Australian investments and has retained an investment banker with respect thereto.

     The Company expects to continue to consider acquisitions of or investments in cable television systems and other communications-related properties. Centennial Cellular expects to continue to consider acquisitions of or investments in wireless telephone systems and other communications-related products and services.

     The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840 and its telephone number is (203) 972-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of the amount of fixed charges plus earnings before income taxes and extraordinary items. Fixed charges consist of interest, including amortization of debt issue costs and capitalized interest, subsidiary preferred stock dividends, and the portion of rent deemed representative of the interest factor. For the fiscal years ended May 31, 1993, 1994, 1995, 1996 and 1997 and the three months ended August 31, 1997, earnings as defined were less than fixed charges by approximately $68,553,000, $66,088,000, $114,448,000, $154,316,000,
$188,004,000 and $29,326,000, respectively. The increased deficiency of earnings to fixed charges reflects higher levels of interest expense as a result of increased borrowings incurred to finance acquisitions, capital expenditures, working capital requirements, debt service and increases in non-cash depreciation and amortization expense related to acquisitions and capital expenditures. See 'Risk Factors -- Leverage; Capital Requirements.'

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement relating to an offering of Debt Securities (such Debt Securities, 'Offered Debt Securities'), the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including the reduction of existing indebtedness under one or more of the Credit Agreements as well as the financing of capital expenditures and acquisitions. The Company has no current specific plans for the net proceeds of an offering of Offered Debt Securities. Any specific allocation of the net proceeds of an offering of Offered Debt Securities to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement. Pending any specific application that may be described in the Prospectus Supplement, the net proceeds will be added to working capital and invested in short-term interest bearing obligations. Such investments will be subject to fluctuating interest rates which may be lower than the rates applicable to the Debt Securities.

     The Company may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund its future capital and working capital requirements in excess of internally generated funds. Certain of such borrowings may rank senior in right of payment to the indebtedness represented by Debt Securities that are Senior Subordinated Debt Securities or Subordinated Debt Securities. See 'Description of Debt Securities -- Subordination.'

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

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock has traded on the Nasdaq System ('NASDAQ') under the symbol CTYA since January 5, 1995. Previously, it had traded on the American Stock Exchange. There is no established public market for the Class B Common Stock. The table set forth below lists the high asked and the low bid prices for the Class A Common Stock reported on NASDAQ for the calendar periods below.

                                                                                        HIGH      LOW
                                                                                       ------    -----

1995
     Fourth Quarter.................................................................    10.38     7.75
1996
     First Quarter..................................................................    10.13     7.50
     Second Quarter.................................................................    10.13     8.25
     Third Quarter..................................................................     8.88     6.13
     Fourth Quarter.................................................................     7.63     5.13
1997
     First Quarter..................................................................     6.25     3.88
     Second Quarter.................................................................     7.13     3.63
     Third Quarter..................................................................     7.69     5.13
     Fourth Quarter.................................................................     9.88     7.00
1998
     First Quarter (through January 5)..............................................    10.00     9.38

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities offered by any Prospectus Supplement and any variations from such general terms and provisions applicable to the Offered Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company. The Senior Debt Securities will be senior to all subordinated indebtedness of the Company, including any outstanding Senior Subordinated Debt Securities and Subordinated Debt Securities, and pari passu with other unsecured, unsubordinated indebtedness of the Company. The Senior Subordinated Debt Securities will be subordinate in right of payment to any Senior Debt Securities, including $200,000,000 aggregate principal amount of 9 3/4% Senior Notes due 2002 issued by the Company in February 1992 (the '9 3/4% Notes'), $150,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2000 issued by the Company in August 1992 (the '1992 Notes'), $250,000,000 aggregate principal amount of 9 1/2% Senior Notes due 2005 issued by the Company in March 1995 (the '1995 Notes'; the 1992 Notes and the 1995 Notes are hereinafter collectively referred to as the '9 1/2% Notes'), $250,000,000 aggregate principal amount of 8 7/8% Senior Notes due 2007 issued by the Company in January 1997 (the '8 7/8% Notes'), $225,000,000 aggregate principal amount of
8 3/4% Senior Notes due 2007 issued by the Company in September 1997 (the
'8 3/4% Notes'), $100,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2017 issued by the Company in November 1997 (the 'November 1997 Notes') and $100,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2007 issued by the Company in December 1997 (the 'December 1997 Notes'; the November 1997 Notes and the December 1997 Notes are hereinafter collectively referred to as the '8 3/8% Notes') and $444,000,000 aggregate principal amount of Senior Discount Notes due 2003 issued by the Company in March 1993 (the 'Discount Notes'), and to certain other debt obligations of the Company that may be outstanding from time to time, pari passu with the senior subordinated indebtedness of the Company that may be outstanding from time to time and senior to certain subordinated indebtedness of the Company that may be outstanding from time to time, including any Subordinated Debt Securities. The Subordinated Debt Securities will be subordinate in right of payment to any Senior Debt Securities, including the 8 3/8% Notes, the 8 3/4% Notes, 8 7/8% Notes, the
9 3/4% Notes, the 9 1/2% Notes and the Discount Notes, and Senior Subordinated Debt Securities, and to certain other debt obligations of the Company that may be outstanding from time to time and pari passu with certain other subordinated indebtedness of the Company that may be outstanding from time to time.

     On April 15, 1997, the Company redeemed the entire principal amount outstanding ($204,000,000) of 11 7/8% Senior Subordinated Debentures due 2003 issued by the Company in October 1991 at a redemption price of 105% of the principal amount thereof.

     The principal operations of the Company are and will be conducted through its subsidiaries. The Company's ability to service its indebtedness, including the Debt Securities, is dependent primarily upon the receipt of funds from its subsidiaries. The subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the Debt Securities. The provisions of the Credit Agreements limit the Company's ability to receive funds from certain of its subsidiaries in the form of loans, advances, dividends, management fees or otherwise to the amounts necessary to pay normal operating expenses and Federal and state income and franchise taxes. Except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries, including trade creditors and the lending banks under the Credit Agreements, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Debt Securities, even though such subsidiary obligations do not constitute Senior Indebtedness. The amount of such subsidiary indebtedness as of August 31, 1997 (excluding $14,321,000 of Australian debt and including the debt securities of Centennial Cellular which aggregated $449,500,000 in outstanding principal amount at August 31, 1997) was $1,111,150,000.

     Senior Debt Securities are to be issued under a supplement to the Indenture, dated as of February 15, 1992, between the Company and First Trust of California, National Association, successor trustee to Bank of America National Trust and Savings Association (the 'Senior Indenture'), as trustee; Senior Subordinated Debt Securities are to be issued under a supplement to the Indenture, dated as of October 15, 1991, between the Company and Bank of Montreal Trust Company, as trustee (the 'Senior Subordinated Indenture'); and Subordinated Debt Securities are to be issued under an Indenture to be executed by the Company and State Street Bank and Trust Company, as trustee (the 'Subordinated Indenture'). In this Prospectus, the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to as the 'Indentures' and the trustees thereunder are sometimes collectively referred to as the 'Trustees' and individually as a 'Trustee.'

     The terms of the Debt Securities include those stated in the Indentures and those made part of such Indentures by reference to the Trust Indenture Act of 1939, as in effect on the date thereof (the 'Trust Indenture Act'). The Debt Securities are subject to all such terms, and prospective purchasers of Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the general terms and provisions of the Debt Securities and the Indentures are summaries of the material terms thereof. Such summaries are qualified in their entirety by express reference to the Indentures which have been filed as exhibits to the Registration Statements of which this Prospectus is a part and must be read in conjunction with the description of the particular terms of the Offered Debt Securities that will be set forth in the Prospectus Supplement relating thereto.

GENERAL

     The Indentures do not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness which may be issued thereunder and provide that Debt Securities may be issued thereunder in one or more series, in such form or forms, with such terms and up to the aggregate principal amount authorized from time to time by the Company.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the designation (including whether they are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities and whether such Debt Securities are convertible), aggregate principal amount and authorized denominations of the Offered Debt Securities;
(2) the percentage of their principal amount at which such Offered Debt Securities will be issued; (3) the date or dates on which the Offered Debt Securities will mature or the method of determination thereof;

(4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or purchase fund or analogous provisions; (7) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (8) if applicable, the terms and conditions upon which the Offered Debt Securities may be convertible into Class A Common Stock, including the initial conversion rate, the conversion period and any other provision in addition to or in lieu of those described herein; (9) whether such Offered Debt Securities shall be subject to defeasance and, if so, the terms thereof; (10) any Events of Default provided with respect to the Offered Debt Securities that are in addition to or different from those described herein; and (11) any other terms of the Offered Debt Securities.

     First Trust of California, National Association, successor trustee to Bank of America National Trust and Savings Association, is the trustee with respect to the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the
8 3/8% Notes and the Discount Notes which were issued under a Senior Indenture dated as of February 15, 1992 between the Company and First Trust of California, National Association, as successor trustee, and will rank pari passu with any other Senior Debt Securities. The Indentures governing the 9 3/4% Notes, the
9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes and the Discount Notes provide that the holders of the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes and the Discount Notes, respectively, have the right to require the Company to purchase the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes and the Discount Notes, as the case may be, following a transaction or transactions which reduce below 300 the number of record holders of the Class A Common Stock and which result in certain reductions in ratings of the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes and the Discount Notes, as the case may be. Unless otherwise indicated in the Prospectus Supplement relating thereto, the holders of Offered Debt Securities will not have a similar right or be entitled to other types of event risk protection.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee, provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the 8 3/8% Notes, the Discount Notes and any other Senior Debt Securities and any Senior Subordinated Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Subordinated Indenture as: (a) the Bank Obligations and (b) the principal of (and premium, if any) and interest on (i) all other indebtedness for money borrowed by the Company, whether outstanding on the date of the Indenture or thereafter created or incurred; (ii) all other indebtedness for money borrowed by another Person in which the Company has an equity interest or has the right to purchase an equity interest, which is guaranteed in whole or in part directly or indirectly by the Company (whether such guarantee is outstanding on the date of the Subordinated Indenture or thereafter created or incurred); and (iii) all indebtedness constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable, whether outstanding on the date of the Subordinated Indenture or thereafter created or incurred; (c) any obligation of the Company to purchase or guarantee indebtedness of, to supply funds to or invest in another Person in which the Company has an equity interest or has the right to purchase an equity interest (whether such obligation is outstanding on the date of the Subordinated Indenture or is thereafter created or incurred); (d) any obligation of the Company to any Person in respect of surety or similar bonds issued by such Person in connection with entering into, renewing, extending or maintaining any cable television franchise granted by a governmental authority or any construction in respect of any cable television system by the Company or any other Person in which the Company has an equity interest or has the right to purchase an equity interest; (e) any obligation of the Company to compensate, reimburse or indemnify an issuer with respect to any letter of credit issued at the request of or for the account of the Company; (f) any obligation of the Company under any Interest Swap Obligations or Currency Agreements (other than any Interest Swap Obligations or Currency Agreements the payments with respect to which correspond to payments on, or one of the events permitting the early termination of which is expressly connected to, any indebtedness of the Company which is expressed to be subordinate to other indebtedness of the Company or to rank on a parity with the Subordinated Debt Securities); and (g) all renewals, extensions or refundings of any such obligations, indebtedness and guarantees; provided, however, that if, by the terms of the instrument creating or evidencing any obligation, indebtedness or guarantee (referred to in clauses (a) through (g) above), it is expressly provided that such obligation, indebtedness or guarantee is subordinate to all indebtedness of the Company other than the Subordinated Debt Securities or indebtedness ranking pari passu with the Subordinated Debt Securities or is not superior in right of payment to the Subordinated Debt Securities, such obligation, indebtedness or guarantee shall not be included as Senior Indebtedness but shall rank pari passu with the Subordinated Debt Securities.

     The payment of the principal of (and premium, if any) and interest on Senior Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including the 8 3/8% Notes, the 8 3/4% Notes, the 8 7/8% Notes, the 9 3/4% Notes, the 9 1/2% Notes, the Discount Notes and any other Senior Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Senior Subordinated Indenture in the same manner as in the Subordinated Indenture; provided, however, that if, by the terms of the instrument creating or evidencing any obligation, indebtedness or guarantee (referred to in clauses
(a) through (g) of the preceding paragraph), it is expressly provided that such obligation, indebtedness or guarantee is subordinate to all other indebtedness of the Company or is not superior in right of payment to any Senior Subordinated Debt Securities, such obligation, indebtedness or guarantee (including any Subordinated Debt Securities) shall not be included as Senior Indebtedness; and, provided further, that Senior Indebtedness as defined in the Senior Subordinated Indenture does not include any obligation, indebtedness or guarantee that is created or evidenced by an instrument the terms of which expressly provide that such obligation, indebtedness or guarantee ranks pari passu with the Senior Subordinated Debt Securities.

     The Indentures do not restrict the amount of additional Senior Indebtedness that may be incurred by the Company. The aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the accompanying Prospectus Supplement.

     Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or receivership or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, all principal of, premium, if any, and interest due on all Senior Indebtedness (including any Outstanding Senior Debt Securities) must be paid in full before the holders of the Senior Subordinated Debt Securities or the Subordinated Debt

Securities are entitled to receive or retain any payment thereon. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness (as respectively defined in the Senior Subordinated Indenture and the Subordinated Indenture) to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the Senior Subordinated Debt Securities or Subordinated Debt Securities are paid in full.

     Upon any default by the Company in the payment of all or any portion of the principal of (or premium, if any) or interest on Senior Indebtedness (as defined in the Senior Subordinated Indenture or Subordinated Indenture, as applicable) and provided the Trustee has received written notice thereof, when the same becomes due, no payment may be made on or in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities until such default has been cured or waived or the benefits of this provision have been waived by or on behalf of the holders of such Senior Indebtedness.

CONVERSION RIGHTS

     The Prospectus Supplement will provide whether the Offered Debt Securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible Debt Securities will be convertible into Class A Common Stock. The holder of any convertible Debt Security will have the right exercisable at any time during the time period specified in the Prospectus Supplement, unless previously redeemed by the Company, to convert such Debt Security at the principal amount thereof (or, if such Debt Security is an Original Issue Discount Security, such portion of the principal amount thereof as is specified in the terms of such Debt Security) into shares of Class A Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment as described below. The holder of a convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. In the case of Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the Prospectus Supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

     In certain events, the conversion rate will be subject to adjustment as set forth in the Indentures. Such events include the issuance of shares of any class of capital stock of the Company as a dividend on the Class A Common Stock into which the Debt Securities of such series are convertible; subdivisions, combinations and reclassifications of the Class A Common Stock into which Debt Securities of such series are convertible; the issuance to all holders of Class A Common Stock into which Debt Securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share of Class A Common Stock (as defined in the Indentures); and the distribution to all holders of Class A Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends paid from retained earnings and dividends payable in Class A Common Stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment. Convertible Debt Securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DEFAULT, NOTICE AND WAIVER

     The following are Events of Default under the Indentures with respect to Debt Securities of any series issued thereunder: (i) default in the payment of interest on any Debt Security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of the principal of (or premium, if any) on any Debt

Security of that series at its Maturity (whether or not payment is prohibited by the subordination provisions of the Indenture); (iii) default in the deposit of any sinking fund payment or analogous obligation, when and as due by the terms of any Debt Security of that series (whether or not payment is prohibited by the subordination provisions of the Indenture); (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture or any Debt Security of that series (other than a covenant included in the Indenture solely for the benefit of Debt Securities other than that series), continued for 90 days after written notice from the Trustee or the holders of 25% or more in principal amount of the Debt Securities of such series outstanding; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) any other event of default provided with respect to Debt Securities of that series. If an Event of Default provided with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the unpaid principal balance to be immediately due and payable. However, any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see 'Modification and Waiver.'

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provision relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Company must file annually with each Trustee an Officers' Certificate stating whether or not the Company is in default in the performance and observance of any of the terms, provisions and conditions of the respective Indenture and, if so, specifying the nature and status of the default.

     Each Indenture provides that the Trustee, within 90 days after the occurrence of a default, will give to holders of Debt Securities of any series notice of all defaults with respect to such series known to it, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund or analogous obligation installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such Indenture or Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

     Each Indenture contains a provision entitling the Trustee to be indemnified by holders of Debt Securities before proceeding to exercise any right or power under such Indenture at the request of any such holders. Each Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee with respect to Debt Securities of such series. The right of a holder to institute a proceeding with respect to each Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for the enforcement thereof.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Company, without the consent of any Holder of Outstanding Debt Securities, may consolidate with or merge into any other Person, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that (i) the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer or lease the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) certain other conditions are met.

MODIFICATION AND WAIVER

     Modification and amendments of the Indentures may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) adversely affect any right of repayment at the option of the Holder of any Security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of any Holder of Outstanding Debt Securities, the Company may amend or supplement the Indentures and each series of Debt Securities to cure any ambiguity or inconsistency or to provide for Debt Securities in bearer form in addition to or in place of registered Debt Securities or to make any other provisions that do not adversely affect the rights of any Holder of Outstanding Debt Securities.

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     Each Indenture may be discharged upon payment of the principal of (and premium, if any) and interest, if any, on all the Debt Securities and all other sums due thereunder. In addition, the Indentures provide that if, at any time after the date thereof, the Company, if so permitted with respect to Debt Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) U.S. Government Obligations as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy such Indenture with respect to such series to the extent provided therein. The Prospectus Supplement describing the Debt Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

TRUSTEES

     First Trust of California, National Association, successor trustee to Bank of America National Trust and Savings Association, is the trustee with respect to the 9 3/4% Notes, the 9 1/2% Notes, the 8 7/8% Notes, the 8 3/4% Notes, the
8 3/8% Notes and the Discount Notes which were issued under the Senior Indenture and will rank pari passu with any other Senior Debt Securities. The Trustees may perform certain services for and transact other banking business with the Company from time to time in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized Capital Stock consists of 400,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock, par value $.01 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'), and 100,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). As of January 5, 1998, 30,179,118 shares of Class A Common Stock were issued and outstanding (excluding treasury shares) and 44,126,115 shares of Class B Common Stock were issued and outstanding. At such date, 42,297,059 shares of Class B Common Stock were owned by Leonard Tow, Chairman of the Board and Chief Executive Officer of the Company, and the Tow Trusts. No shares of Preferred Stock are outstanding and there is no agreement or understanding that would require the issuance of any series of such stock.

COMMON STOCK

  DIVIDENDS

     The Company has never paid a cash dividend on its Common Stock. The Company is currently restricted from paying cash dividends by certain of its debt instruments. Its ability to do so is further limited by provisions of credit agreements entered into by certain of its subsidiaries that limit the amount of cash that may be upstreamed to the Company.

     If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of Class B Common Stock, however, unless simultaneously the same dividend is paid on each share of Class A Common Stock. Dividends can be declared and paid on shares of Class A Common Stock without being declared and paid on the shares of Class B Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

  VOTING RIGHTS

     Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes except (i) for the election of directors and
(ii) as otherwise required by law. Under New Jersey law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one director. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulative voting in the election of directors. The ownership interest in the Company of Leonard Tow and the Tow Trusts, constituting approximately 89.95% of the combined voting power of both classes of Common Stock at January 5, 1998, gives them the power to elect all but the one Class A director as described above and to control the vote on all other matters submitted to a vote of the Company's stockholders.

  LIQUIDATION RIGHTS

     Upon liquidation, dissolution or winding up of the Company, the holders of the Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

  OTHER PROVISIONS

     Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock upon sale or other transfer prior to December 31, 2010 to a person other than an affiliate. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless concurrently the other class of shares is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

     The 100,000,000 shares of authorized and unissued Preferred Stock may be issued with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of such rights, as the Company's Board of Directors may authorize, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;
(v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services L.L.C., Ridgefield Park, New Jersey.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Offered Debt Securities on a negotiated or competitive bid basis to or through underwriters or dealers, and also may sell Offered Debt Securities directly to other purchasers or through agents. The Prospectus Supplement relating to an Offering of Debt Securities will describe the method of distribution of the Offered Debt Securities.

     The distribution of the Offered Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the offering of Offered Debt Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Debt Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Debt Securities, although such a firm may participate in the distribution of such Offered Debt Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered Debt Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933 or to contribution for payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all Offered Debt Securities if any are purchased.

     In connection with the offerings of the Offered Debt Securities, certain persons participating in such offerings may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Debt Securities. Specifically, the underwriters may bid for and purchase the Offered Debt Securities in the open market to stabilize the price of the Offered Debt Securities. The underwriters may also over-allot the offerings of Offered Debt Securities, creating a syndicate short position, and may bid for and purchase the Offered Debt Securities in the open market to cover the syndicate short position. In addition, the underwriters may bid for and purchase the Offered Debt Securities in market making transactions and impose penalty bids. These activities may stabilize or maintain the market prices of the Offered Debt Securities above market levels that may otherwise prevail. The underwriters are not required to engage in these activities and, if commenced, may end these activities at any time.

     The Company also may sell Offered Debt Securities to a dealer as principal. In such event, the dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Debt Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Debt Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutional investors to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutional investors with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. Agents and underwriters will not have any responsibility in respect of the validity of such contracts or the performance of the Company or such institutional investors thereunder.

     The anticipated place and time of delivery for the Offered Debt Securities will be set forth in the Prospectus Supplement relating to the offering thereof.

                                 LEGAL MATTERS

     The legality of the Debt Securities offered will be passed upon for the Company by Leavy Rosensweig & Hyman, New York, New York. David Z. Rosensweig, a partner in the firm of Leavy Rosensweig & Hyman, is the Secretary and a director of the Company. Certain legal matters concerning the offering of the Debt Securities will be passed upon for the Company by its securities counsel, Whitman Breed Abbott & Morgan LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Century Communications Corp.'s Annual Report on Form 10-K for the fiscal year ended May 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering of the Debt Securities, other than underwriting discounts and commissions, are as follows:

SEC registration fee..............................................................   $147,500
Printing and engraving expenses...................................................     35,000*
Legal fees and expenses...........................................................     50,000*
Accounting fees and expenses......................................................     20,000*
Blue Sky fees and expenses (including counsel fees)...............................     20,000*
Trustees' fees and expenses.......................................................     40,000*
Rating agency fees................................................................     90,000
Miscellaneous expenses............................................................      3,750*
                                                                                     --------
          Total...................................................................   $406,250
                                                                                     --------
                                                                                     --------

------------

*  Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14A:3-5 of the New Jersey Business Corporation Act provides the following with respect to the indemnification of directors, officers and employees:

          (1) As used in this section,

             (a) 'Corporate agent' means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

             (b) 'Other enterprise' means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust, or other enterprise, whether or not for profit, served by a corporate agent;

             (c) 'Expenses' means reasonable costs, disbursements and counsel fees;

             (d) 'Liabilities' means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

             (e) 'Proceeding' means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

             (f) References to 'other enterprises' include employee benefit plans; references to 'fines' include any excise taxes assessed on a person with respect to an employee benefit plan; and references to 'serving at the request of the indemnifying corporation' include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

          (2) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

             (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

             (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

          (3) Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

          (4) Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

          (5) Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

             (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

             (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

             (c) by the shareholders if the certificate of incorporation or by-laws or a resolution of the board of directors or of the shareholders so directs.

          (6) Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

          (7) (a) If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

             (i) may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

             (ii) may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

          (b) Application for such indemnification may be made

             (i) in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

             (ii) to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

             The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

          (8) The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S.14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

          (9) Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

          (10) The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

          (11) Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

          (12) This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

     Paragraph (2) of Article Eighth of the Certificate of Incorporation of the Company provides, in pertinent part, as follows:

          The Corporation shall, to the fullest extent permitted by Section 14A:3-5 of the Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators and personal representatives of such a corporate agent. The term 'corporate agent' as used herein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the Business Corporation Act and by any other applicable provision of law.

     Section 6.1 of the By-laws of the Company provides, in pertinent part, as follows:

          The Corporation shall, to the full extent permitted by applicable law, indemnify any person (and the heirs, executors and administrators of such person) who, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or of a constituent corporation absorbed by the Corporation in a consolidation or merger or is or was serving at the request of the Corporation or such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, was or is a party or is threatened to be made a party to:

             (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such action, suit or proceeding, or

             (b) any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit.

          Any indemnification by the Corporation pursuant hereto shall be made only in the manner and to the extent authorized by applicable law, and any such indemnification shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Section 6.5 of the By-laws of the Company provides, in pertinent part, as follows:

          The Corporation may purchase and maintain insurance to protect itself and any person who is, or may become an officer, director, employee, agent, attorney, trustee or representative (any of the foregoing being referred to as a 'Representative') of the Corporation against any expenses, liability or loss asserted against him or her or incurred by him or her in connection with any Proceeding in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such expense, liability or loss under the provisions of this By-law or otherwise. The Corporation may enter into contracts with any Representative of the Corporation, or any person serving as such at the request of the Corporation for another corporation or entity, in furtherance of the provisions of this By-law.

     Section 6 of the Underwriting Agreement Basic Provisions, which constitutes
Exhibit 1 to the Registration Statements and is incorporated herein by reference, provides for indemnification, under certain circumstances, of the Company, certain of its directors and officers and persons who control the Company against certain liabilities in connection with this offering, including liabilities under the Securities Act.

ITEM 16. EXHIBITS.

         1     -- Form of Underwriting Agreement Basic Provisions, with form of Terms Agreement attached
                 (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-3
                 (Reg. No. 33-33787)).
         4.1   -- Senior Indenture between the Registrant and First Trust of California National Association,
                 successor trustee to Bank of America National Trust and Savings Association, as Trustee
                 (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form
                 S-3 (Reg. No. 33-47386)).
         4.2   -- Senior Subordinated Indenture between the Registrant and Bank of Montreal Trust Company, as
                 Trustee (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K
                 for which the date of report is October 17, 1991).
         4.3   -- Form of Subordinated Indenture between the Registrant and State Street Bank and Trust Company,
                 as Trustee (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement
                 on Form S-3 (Reg. No. 33-43639)).
         5     -- Opinion of Leavy Rosensweig & Hyman.'D'
        12     -- Computation of Ratios of Earnings to Fixed Charges.'D'
        23.1   -- Consent of Deloitte & Touche LLP.'D'
        23.2   -- Consent of Leavy Rosensweig & Hyman (included in Exhibit 5 of the Registration Statement).'D'
        24     -- Power of Attorney (included in Part II of the Registration Statement).'D'
        25.1   -- Statement of Eligibility and Qualification of Trustee under the Senior Indenture, on Form
                 T-1.'D'
        25.2   -- Statement of Eligibility and Qualification of Trustee under the Senior Subordinated Indenture, on Form T-1.'D'
        25.3   -- Statement of Eligibility and Qualification of Trustee under the Subordinated Indenture, on
                 Form T-1.'D'

------------

'D' Filed herewith

ITEM 17. UNDERTAKINGS.

     The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Canaan, State of Connecticut, on the 7th day of January, 1998.

                                          CENTURY COMMUNICATIONS CORP.

                                          By       /S/ BERNARD P. GALLAGHER
                                             ...................................
                                                   BERNARD P. GALLAGHER,
                                                       PRESIDENT AND
                                                  CHIEF OPERATING OFFICER

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard Tow, Bernard P. Gallagher, Scott
N. Schneider and David Z. Rosenweig, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in fact and agents, or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities indicated, on January 7th, 1998.

                   NAME                                                     TITLE
------------------------------------------  ---------------------------------------------------------------------

           /S/ LEONARD TOW                  Chairman of the Board, Chief Executive Officer and Director
 .........................................    (principal executive officer)
               LEONARD TOW

          /S/ SCOTT N. SCHNEIDER            Chief Financial Officer, Senior Vice President, Treasurer and
 .........................................    Director (principal accounting officer)
            SCOTT N. SCHNEIDER

         /S/ BERNARD P. GALLAGHER           President, Chief Operating Officer and Director
 .........................................
           BERNARD P. GALLAGHER

           /S/ WILLIAM M. KRAUS             Director
 .........................................
             WILLIAM M. KRAUS

         /S/ DAVID Z. ROSENSWEIG            Director
 .........................................
           DAVID Z. ROSENSWEIG

          /S/ MICHAEL G. HARRIS             Director
 .........................................
            MICHAEL G. HARRIS

            /S/ DANIEL E. GOLD              Director
 .........................................
              DANIEL E. GOLD

                   NAME                                                     TITLE
------------------------------------------  ---------------------------------------------------------------------
              /S/ CLAIRE TOW                Director
 .........................................
                CLAIRE TOW

          /S/ DAVID ROSS MILLER             Director
 .........................................
            DAVID ROSS MILLER

          /S/ JOHN P. COLE, JR.             Director
 .........................................
            JOHN P. COLE, JR.

                              STATEMENT OF DIFFERENCES
                              ------------------------

The dagger symbol shall be expressed as...................... 'D'

                                 EXHIBIT INDEX

EXHIBIT                                                                                                       PAGE
NUMBER                                        DESCRIPTION OF EXHIBIT                                         NUMBER
------   -------------------------------------------------------------------------------------------------   -------

  1      -- Form of Underwriting Agreement Basic Provisions, with form of Terms Agreement attached
           (incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form S-3
           (Reg. No. 33-33787))...........................................................................
  4.1    -- Senior Indenture between the Registrant and First Trust of California National Association,
           successor trustee to Bank of America National Trust and Savings Association, as Trustee
           (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form
           S-3 (Reg. No. 33-47386)).......................................................................
  4.2    -- Senior Subordinated Indenture between the Registrant and Bank of Montreal Trust Company, as
           Trustee (incorporated by reference to Exhibit 2 to the Registrant's Current Report on Form 8-K
           for which the date of report is October 17, 1991)..............................................
  4.3    -- Form of Subordinated Indenture between the Registrant and State Street Bank and Trust Company,
           as Trustee (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement
           on Form S-3 (Reg. No. 33-43639))...............................................................
  5      -- Opinion of Leavy Rosensweig & Hyman'D'........................................................
 12      -- Computation of Ratios of Earnings to Fixed Charges'D'.........................................
 23.1    -- Consent of Deloitte & Touche LLP'D'...........................................................
 23.2    -- Consent of Leavy Rosensweig & Hyman (included in Exhibit 5 of the Registration
           Statement)'D'..................................................................................
 24      -- Power of Attorney (included in Part II of the Registration Statement)'D'......................
 25.1    -- Statement of Eligibility and Qualification of Trustee under the Senior Indenture, on Form
           T-1'D'.........................................................................................
 25.2    -- Statement of Eligibility and Qualification of Trustee under the Senior Subordinated Indenture, on Form T-1'D'.................................................................................
 25.3    -- Statement of Eligibility and Qualification of Trustee under the Subordinated Indenture, on
           Form T-1'D'....................................................................................

------------

'D' Filed herewith